Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136988) under the Securities Act of 1933 of Inter Parfums, Inc. and subsidiaries of (i) our report dated March 12, 2012 on the consolidated financial statements and schedule of Inter Parfums, Inc. and subsidiaries for the years ended December 31, 2011 and December 31, 2010, and (ii) to our report dated March 12, 2012 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2011. Each report appears in the December 31, 2011 Annual Report on Form 10-K of Inter Parfums, Inc.

/s/ WeiserMazars LLP

WeiserMazars LLP

New York, New York

March 12, 2012